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EXHIBIT 2.1







                            STOCK PURCHASE AGREEMENT


                                      Among

                             Carneros Energy, Inc.,



                    the Stockholders of Carneros Energy, Inc.

                                       and

                           Carneros Acquisition Corp.,

                                    as Buyer




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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I
                                PURCHASE AND SALE

1.1  Agreement to Sell and to Purchase.....................................    1
1.2  Purchase Price........................................................    1

                                   ARTICLE II
                ACCESS, CERTAIN ACKNOWLEDGEMENTS AND DISCLAIMERS

2.1  Access. ..............................................................    3
2.2  Produced Materials and Wastes.........................................    4
2.3  Acknowledgment of Responsibility .....................................    4
2.4  Disclaimers...........................................................    4

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES AS TO SELLERS

3.1  Organization..........................................................    5
3.2  Authorization; Enforceability ........................................    5
3.3  Conflicts.............................................................    6
3.4  Bankruptcy; Litigation................................................    6
3.5  Title to Shares.......................................................    6

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                  AS TO THE PURCHASED COMPANIES AND ITS ASSETS

4.1  Organizational Matters................................................    7
4.2  Capitalization........................................................    7
4.3  Authority; Conflicts..................................................    8
4.4  Bankruptcy............................................................    8
4.5  Subsidiaries of Company...............................................    8
4.6  Violations of Laws....................................................    8
4.7  Litigation............................................................    8
4.8  Taxes.................................................................    8
4.9  Financial Statements..................................................   10
4.10 Contracts. ...........................................................   10
4.11 Payables .............................................................   11
4.12 No Suspense...........................................................   11
4.13 Imbalances ...........................................................   11
4.14 Transfer Restrictions.................................................   12
4.15 AFEs..................................................................   12
4.16 Absence of Certain Changes and Events.................................   12
4.17 Environmental.........................................................   13


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4.18  Licenses.............................................................  13
4.19  Brokers' Fees .......................................................  13
4.20  Bank Accounts........................................................  13
4.21  Title to Assets......................................................  14
4.22  Employment Matters...................................................  14
4.23  Benefit Matters......................................................  14
4.24  Natural Gas Act and Investment Company Act...........................  15

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

5.1   Organization.........................................................  15
5.2   Authorization; Enforceability .......................................  15
5.3   Conflicts............................................................  15
5.4   Bankruptcy...........................................................  15
5.5   Brokers' Fees .......................................................  15
5.6   Investment Intent ...................................................  16
5.7   Independent Investigation............................................  16

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS
6.1   Confidentiality .....................................................  16
6.2   Conduct of Business .................................................  16
6.3   Third Party Consents.................................................  18
6.4   No Public Announcement...............................................  18
6.5   COBRA................................................................  18

                                   ARTICLE VII
                               BUYER'S CONDITIONS

7.1   Representations, Warranties and Covenants............................  18
7.2   Closing Delivery by Sellers .........................................  19
7.3   Consents.............................................................  19
7.4   No Litigation........................................................  19

                                  ARTICLE VIII
                               SELLERS' CONDITIONS

8.1   Representations, Warranties and Covenants............................  20
8.2   Closing Delivery by Buyer............................................  20
8.3   No Litigation........................................................  20

                                   ARTICLE IX
                 NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

9.1   Survival.............................................................  20

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9.2      Indemnification. .................................................  21
9.3      Procedures........................................................  22
9.4      No Consequential Damages..........................................  23
9.5      Exclusive Remedy..................................................  24
9.6      Mitigation of Damages/Minimization of Claim.......................  24

                                    ARTICLE X
                                   TERMINATION

10.1     Termination.......................................................  25
10.2     Liability Upon Termination........................................  25

                                   ARTICLE XI
                          DEFINITIONS OF CERTAIN TERMS

                                   ARTICLE XII
                                  MISCELLANEOUS
12.1     Notices ..........................................................  33
12.2     Assignment and Successors.........................................  34
12.3     Entire Agreement; Amendment.......................................  34
12.4     Governing Law.....................................................  34
12.5     Waiver............................................................  34
12.6     Severability .....................................................  34
12.7     No Third Party Beneficiaries .....................................  34
12.8     Counterparts......................................................  35
12.9     Headings .........................................................  35
12.10    Negotiated Transaction............................................  35
12.11    Expenses .........................................................  35
12.12    Termination of Certain Agreements.................................  35
12.13    Arbitration.......................................................  35
12.14    Role of Vinson & Elkins LLP.......................................  36


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                             EXHIBITS AND SCHEDULES


EXHIBITS
--------

Exhibit A      Working Interests/Net Revenue Interests- Wells Form of
Exhibit B      Releases
Exhibit C      Form of Escrow Agreement
Exhibit D      Form of Demand Promissory Note
Exhibit E      Form of Security Agreement



SCHEDULES
---------

Schedule 1.2 (a)    Allocation among Sellers
Schedule 3.5        Title to Shares
Schedule 4.2 (a)    Capitalization
Schedule 4.3        Conflicts
Schedule 4.5        Subsidiaries of Company
Schedule 4.6        Violations of Law
Schedule 4.7        Litigation
Schedule 4.8        Taxes
Schedule 4.9        Financial Statements
Schedule 4.10(a)    Material Contracts
Schedule 4.10(b)    Defaults Under Material Contracts
Schedule 4.11       Payables
Schedule 4.12       Suspense Revenues
Schedule 4.13       Imbalances
Schedule 4.14       Transfer Restrictions
Schedule 4.15       AFEs
Schedule 4.16       Absence of Certain Changes and Events
Schedule 4.17       Environmental
Schedule 4.18       Licenses
Schedule 4.20       Bank Accounts
Schedule 4.21       Title Defects
Schedule 4.23       Employee Plans


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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 29, 2006, by and among Cameros Energy, Inc., a Delaware corporation (the "COMPANY"), each of the parties identified on the signature page hereto as a Seller (each such party a "Seller" and collectively the "Sellers") and Cameros Acquisition Corp. ("Buyer").

                                    RECITALS:

         WHEREAS, Sellers own all of the issued and outstanding shares of common stock, par value $0.01 per share (the "COMMON SHARES"), and of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share (the "PREFERRED SHARES" and together with the Common Shares, the "SHARES") of the Company; and

         WHEREAS, Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the same, all upon the terms and subject to the conditions set forth herein; and

         WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning given such terms in ARTICLE XI;

         NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         1.1 AGREEMENT TO SELL AND TO PURCHASE. On the Closing Date, upon the terms and subject to the conditions contained herein, Sellers shall transfer, sell, assign and convey to Buyer, and Buyer shall purchase from Sellers, the Shares. Subject to the conditions set forth in this Agreement, the closing of such sale and purchase ("CLOSING") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002-6760 or such other location mutually agreed to by the Company and the Buyer on the fifth Business Day following the date which Buyer informs the Sellers in writing that it is prepared to effect the Closing if all the conditions set forth in Articles VII are satisfied or waived on such fifth Business Day or such other date mutually agreed to by the Company and the Buyer (the actual date of Closing being the "CLOSING DATE"). At the Closing, Seller and Buyer shall deliver the items set forth in SECTION 7.2 and SECTION 8.2, respectively.

         1.2 PURCHASE PRICE.

                  (a) In consideration of the transfer to Buyer of the Shares, and in accordance with this Agreement, Buyer shall pay to Sellers $25,217,452 less the Specified Amount (the "PURCHASE PRICE"). The Purchase Price shall be decreased pursuant to SECTION 12.11. The Specified Amount shall equal the amount of the Employee Change of Control Payments, as certified by an officer of the Company as of Closing. To the extent that Buyer or the Company does not pay on or prior to the first anniversary of the Closing all the Employee Change of Control Payments to employees of the Company as of Closing, then Buyer shall pay


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to the Sellers (in the proportions set forth in Schedule 1.2(a)) within five days after such anniversary the aggregate amount of Employee Change of Control Payments not paid to such employees.

                  (b) Concurrently with the execution of this Agreement, Buyer shall deposit $1,000,000, with U.S. Bank National Association, a national banking association (the "ESCROW AGENT") as the "EARNEST MONEY" pursuant to the terms of an escrow agreement in substantially in the form of Exhibit C. All fees payable to the Escrow Agent under the escrow agreements shall be borne and paid by the Company if the Company receives the Earnest Money pursuant to SECTION 1.2(c) and by Buyer in all other cases.

                  (c) If the transactions contemplated by this Agreement are consummated, then the Earnest Money shall be considered as payment of a portion of the Purchase Price, and the Purchase Price payable by Buyer at Closing shall be reduced by the amount of the Earnest Money. In such event, the Earnest Money and any interest thereon shall be deemed the "ESCROW AMOUNT" which shall secure the indemnification obligations of Sellers pursuant to this Agreement. The Escrow Amount shall be paid to Sellers or the Buyer as provided in Section 9.7.

                  (d) If the Closing does not occur on or before the Scheduled Closing Date, then, unless Sellers were as of such Scheduled Closing Date in breach of this Agreement and such breach resulted in the inability of Buyer to effect the Closing or resulted in the failure of the conditions set forth in
Article VII to be satisfied or a material adverse change to the Company's business, assets, operations, liabilities or results of operations (other than effects of matters affecting the oil and gas industry generally and the effects of political and general economic matters) occurred after the date hereof and prior to the Scheduled Closing Date and resulted in the inability of Buyer to effect the Closing or resulted in the failure of the conditions set forth in
Article VII to be satisfied, Sellers shall have the right to terminate this Agreement, and receive and retain as agreed upon liquidated damages the Earnest Money and any interest earned thereon. Sellers and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.

                  (e) "SCHEDULED CLOSING DATE" shall mean June 9, 2006; provided, however that if the Closing shall not have occurred on or before June 9, 2006, then Buyer shall have the right to extend the Scheduled Closing Date until June 30, 2006 if but only if it deposits with the Escrow Agent on or before such date an additional $250,000 in cash in connection with such extension. In such event, this additional amount will be treated as part of the Earnest Money and paid to the Sellers or the Buyer in the same manner as the $1,000,000 discussed in Section 1.2(c) and 1.2(f), or if the transactions contemplated by this Agreement are consummated, then the Sellers and Buyer shall execute and deliver joint written instructions to the Escrow Agent to have $250,000 paid to Sellers as part of the Purchase Price.

                  (f) If this Agreement is terminated by the mutual written agreement of Buyer and Sellers, or if the Closing does not occur on or before the Scheduled Closing Date and Buyer is not entitled to the Earnest Money under
SECTION 1.2(d), then Buyer shall be entitled to the delivery of the Earnest Money and any interest earned thereon, free of any claims by Sellers with respect thereto. In such event, Sellers and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.

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                  (g) At Closing, Buyer shall pay the Purchase Price, as
adjusted herein, less the $1,000,000 held by the Escrow Agent and, if applicable, less the $250,000 to be paid to Sellers pursuant to Section 1.2(e), by issuing to the Sellers a demand promissory note (the "DEMAND NOTE") in the form of Exhibit D and executing and delivering to the Sellers a pledge and security agreement (the "SECURITY AGREEMENT") in the form of Exhibit E. Payment of the Demand Note upon demand will be made in immediately available funds by wire transfer (to an account or accounts as shall be directed in writing by Sellers prior to the Closing) in accordance with SCHEDULE 1.2(a), which Schedule shall also indicate the percentage of the Escrow to which certain Sellers are entitled.

                  (h) Each of the Sellers that owns any options, warrants or similar rights to acquire shares of any capital stock of the Company agrees that if the Closing occurs, then all such options, warrants or similar rights shall be automatically terminated and cancelled without any additional consideration to such Sellers.

                                   ARTICLE II
                ACCESS, CERTAIN ACKNOWLEDGEMENTS AND DISCLAIMERS

         2.1 ACCESS.

                  (a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the provisions of SECTIONS 2.1(a) and 2.1(b) below and obtaining any required consents of Third-Parties, including Third-Party operators of the Assets (with respect to which consents the Company shall use commercially reasonable efforts to obtain), the Company shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives ("BUYER'S REPRESENTATIVES") reasonable access, during normal business hours, to the Assets and ALL Records and other documents in the Purchased Companies' possession. The Company shall also make available to Buyer and Buyer's Representatives, upon reasonable notice during normal business hours, the Purchased Company's personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer's Representative shall be conducted at Buyer's sole cost and expense and any conclusions made from any examination done by Buyer or any Buyer's Representative shall result from Buyer's own independent review and judgment.

                  (b) No Invasive Activity shall be conducted by Buyer or any Buyer's Representative upon the Assets.

                  (c) Buyer shall abide by the Purchased Companies' and any Third Party operator's safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets. Buyer hereby defends, indemnifies and holds each of the operators of the Assets, the Company and the Sellers harmless from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental assessment, or other due diligence activity conducted by Buyer or any Buyer's Representative with respect to the Assets.

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         2.2 PRODUCED MATERIALS AND WASTES. Buyer acknowledges that the Assets have been utilized for the purposes of exploration, development and production of oil and gas and associated hydrocarbons. Waste materials therefrom, including, without limitation, crude oil, and gases with associate wastes and chemicals, produced water and injected waters with associated chemicals, compounds and by products and drilling fluids and associated chemicals, compounds and drill cuttings, may have been spilled or disposed of on-site or off-site through methods such as, but not limited to, pit closures, burial, line or well failures, land farming, land spreading, surface pits and underground injection. Buyer acknowledges that such activities may have produced conditions regarded as environmentally adverse. In addition, some production equipment may contain asbestos or naturally occurring radioactive material (hereinafter referred to as "NORM"). In this regard, Buyer expressly understands and agrees that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that said wells, materials and equipment located on the properties may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the properties. Further, Buyer acknowledges that as a result of the historic operations of these Assets, NORM may be present in air, water or soil on or near the sites and that Sellers and/or the Purchased Companies may be unaware of the presence of some or all of such NORM. Buyer hereby releases each Seller from any liability with respect to any such adverse environmental condition. Buyer agrees to dispose of or discharge, or cause the Purchased Companies to dispose of or discharge, all waste (including but not limited to produced water, crude oil, drilling fluids and other waste) generated in connection with the ownership or operation of the Assets in accordance with all applicable Laws.

         2.3 ACKNOWLEDGMENT OF RESPONSIBILITY.

                  (a) Buyer acknowledges its responsibility following Closing, and hereby agrees following Closing, to, or to cause the Company to, plug and abandon each and every well included in the Assets and to reclaim the Assets in accordance with applicable Laws and as may be required under any Lease, contract or other agreement affecting the Assets (whether or not the plugging or reclamation obligation arose or relates to periods of time prior to or after the Closing Date).

                  (b) Buyer expressly acknowledges that the Purchased Companies are responsible, and none of the Purchased Companies, Buyer or their respective Affiliates shall have recourse against any Seller, for the debts, liabilities, commitments, duties and obligations of the Purchased Companies, including those arising under, related to, or in connection with the ownership, operation or use of the Assets or the business of the Purchased Companies, whether or not such debts, liabilities commitments, duties or obligation arise or relate to periods of time prior to or after the Closing Date and Buyer, effective as of the Closing, on its own behalf and on behalf of the Purchased Companies and their Affiliates, hereby releases each Seller for any such debt, liability, commitment, duty or obligation.

         2.4 DISCLAIMERS. Buyer acknowledges and agrees that, except as otherwise expressly set forth in Article III, IV or IX of this Agreement (and except as expressly set forth in Article III, IV or IX, the representations and warranties therein shall not survive the Closing), none of Sellers or any Affiliate of a Seller makes any representation or warranty, express, statutory, implied or otherwise with respect to the Assets, the Purchased Companies or the Shares. Except as otherwise expressly set forth in Article III or IV or IX of this Agreement, Sellers, for themselves and their Affiliates, hereby expressly disclaims any and all representations and warranties associated with the Assets,


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the Purchased Companies and the Shares, express, statutory, implied or otherwise, including any representation or warranty regarding: (a) title, (b) any costs, expenses, revenues, receipts, accounts receivable, or accounts payable, (c) any contractual, economic or financial information and data associated with the Assets, the Purchased Companies or the Shares, (d) the continued financial viability or productivity of the Assets or transportability of product, (e) the environmental or physical condition of the Assets, (f) any federal, state, local or tribal income or other Tax consequences associated with the Assets, the Purchased Companies or the Shares, (g) the absence of patent or latent defects, (h) the state of repair of the Assets, (i) merchantability or conformity to models, (j) fitness for a particular purpose, and (k) production rates, recompletion opportunities, decline rates or the quality, quantity or volume of the reserves of hydrocarbons, if any, attributable to the Assets. Sellers, for themselves and their Affiliates, expressly disclaim any and all representations and warranties, except as otherwise expressly set forth in Articles III or IV or IX associated with the quality, accuracy, completeness or materiality of the information, data and materials furnished (whether electronically, orally, by video, in writing or any other medium, by compact disk, in any data room, or otherwise) at any time to Buyer associated with transactions contemplated by this Agreement, including, information, data or materials regarding: (a) title to the Assets, (b) costs, expenses, revenues, receipts, accounts receivable or accounts payable associated with the Assets,
(c) contractual, economic or financial information associated with the Assets, the Purchased Companies or the Shares, (d) the continued financial viability or productivity of the Assets, or transportability of product, (e) the environmental or physical condition of the Assets, (f) federal, state, local or tribal income or other Tax consequences associated with the Assets, the Purchased Companies or the Shares, (g) the absence of patent or latent defects,
(h) the state of repair of the Assets, (i) any warranty regarding merchantability or conformity to models, (j) any rights of Buyer under appropriate Laws to claim diminution of consideration or return of the purchase price, (k) any warranty of freedom from patent, copyright or trademark infringement, (1) warranties existing under applicable Law now or hereafter in effect, and (m) any warranty regarding fitness for a particular purpose and (n) production rates, recompletion opportunities, decline rates, gas balancing information or the quality, quantity or volume of the reserves of hydrocarbons, if any, attributable to the Assets.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES AS TO SELLERS

         Each Seller as to itself or himself, as the case may be, solely hereby represents and warrants to Buyer as follows:

         3.1 ORGANIZATION. If Seller is an entity, Seller is duly organized or formed, validly existing and in good standing under the Laws of the State of its formation, with full power to carry on its business as it is conducted and to own, lease and operate its assets.

         3.2 AUTHORIZATION; ENFORCEABILITY. Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been duly and validly authorized by Seller. This Agreement and all other agreements and instruments to be executed by Seller in connection herewith have been duly executed and delivered by Seller, and constitute legal, valid and binding obligations of Seller, enforceable against Seller, in accordance with their terms.

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         3.3 CONFLICTS. Subject to the receipt of the consents, permissions, novations, and approvals by Third Parties set forth on Schedule 3.3 (collectively, the "THIRD PARTY CONSENTS"), Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not:
(a) violate or conflict with any provision of Seller's governing documents; (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which such Seller is a party or by which it is bound; or (c) violate or conflict with any applicable Law, except in the case of clauses (b) and (c) above, where such breaches, violations, or conflicts would not reasonably be expected to have a Material Adverse Effect.

         3.4 BANKRUPTCY; LITIGATION. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against Seller. There is no suit, action, investigation or other proceeding pending, or to the Seller's actual knowledge, threatened, by or before any Governmental Entity that would reasonably be expected to interfere materially with the Seller's ability to perform its obligations under this Agreement.

         3.5 TITLE TO SHARES.

                  (a) Seller owns beneficially and of record, all of the Shares attributed to such Seller as set forth on SCHEDULE 3.5 and such Shares will be transferred to Buyer free and clear of all Encumbrances other than those arising under applicable securities laws. Each of Warburg, Pincus Equity Partners, L.P. and WP EEX LLC represent and warrant to Buyer that (i) each has authorized the stock certificates representing the Shares attributed to it on Schedule 3.5 to be issued in the name of "Warburg Pincus & Co., as nominee", that Warburg Pincus & Co. is authorized to hold such Shares in its name as nominee for such Seller, that Warburg Pincus & Co. is authorized to transfer such Shares to Buyer and that upon Warburg Pincus & Co.'s delivery of such certificates to Buyer together with stock powers executed by Warburg Pincus & Co., such Shares will be transferred to Buyer free and clear of all Encumbrances other than those arising under applicable securities laws and (ii) that the pledge agreements and other security agreements referenced in UCC filings in the State of New York, #s 9954961, 41386616, 22618019, 22624678, 41593336, 41593492 and 53053247, do not
create any Encumbrances on the Shares.

                  (b) Subject to the effectiveness of SECTION 12.12, there are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting the Shares owned by such Seller or obligating such Seller to sell, purchase or return any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe fnr any shares of capital stock of or other ownership interest in the Company.

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                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                  AS TO THE PURCHASED COMPANIES AND ITS ASSETS

         The Company hereby represents and warrants to Buyer as follows:

         4.1 ORGANIZATIONAL MATTERS. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power to carry on its business as it is conducted, and to own, lease or operate its assets. Gotland Oil, Inc. ("Gotland") is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas, with full power to carry on its business as it is conducted, and to own, lease or operate its assets. Each of the Purchased Companies is duly authorized to do business and is in good standing in such other jurisdictions in which such Purchased Company is required to be so authorized, except where the failure to be so authorized would not reasonably be expected to have a Material Adverse Effect. The certificate of incorporation and the bylaws and all amendments thereto, and the minute books, stock ledgers and stock transfer records of the Purchased Companies made available to Buyer for review are accurate and complete.

         4.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of the Company consists of 88,883 shares of common stock of the Company (the "Common Stock") and 684,450 shares of Series A Redeemable Convertible Preferred Stock (the "Preferred Stock"). As of the date of this Agreement, (i) 33,637.716 shares of Common Stock are issued and outstanding; and
(ii) 299,563.813 shares of Preferred Stock are issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights. Except as set forth in the preceding two sentences and as set forth on SCHEDULE 4.2, as of the date of this Agreement, there are issued, reserved for issuance or outstanding (A) no shares of capital stock or other voting securities of the Company; (B) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; and (C) other than options to purchase an aggregate of 2061.989 shares of Common Stock with each such option having the per share exercise price of $100 and an additional 2777.396 shares available for grant under the Company's 2001 Stock Incentive Plan (with the holders of outstanding options and the number of options held by such holders identified on
SCHEDULE 4.2 and it being acknowledged that all options are held by the Sellers and that pursuant to SECTION 1.2(h) all outstanding options shall be cancelled in connection with the Closing for no additional consideration), no options, warrants, stock appreciation rights, phantom stock plans, stock equivalents, calls, rights, commitments, arrangements or agreements to which the Company is a party or by which it is bound, in any case relating to the issued or unissued capital stock of the Company or obligating the Company to issue, deliver, sell, purchase, redeem, repurchase or acquire, or cause to be issued, delivered, sold, purchased, redeemed, repurchased or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, arrangement or agreement. As of the date hereof, all of the issued and outstanding capital stock of the Company is held of record by the Persons set forth on SCHEDULE 3.5. All of the Shares were issued in compliance in all material respects with all applicable securities laws. The Shares to be acquired by Buyer pursuant to this Agreement constitute all of the outstanding shares of capital stock of the Company.

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         4.3 AUTHORITY; CONFLICTS.

                  (a) The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of the Company. This Agreement and all other agreement sand instruments to be executed by the Company in connection herewith have been duly and validly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and conditions.

                  (b) Subject to the receipt of all Third Party Consents and except as set forth in SCHEDULE 4.3, Seller's and the Company's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of any of the Purchased Companies' governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which any of the Purchased Companies is a party or by which any of its assets, including the Assets is bound, including any Lease and Material Contract; or (iii) violate or conflict with any Law, except in the case of clauses (ii) and (iii) above, where such breaches, violations, or conflicts would not reasonably be expected to have a Material Adverse Effect.

         4.4 BANKRUPTCY. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against any of the Purchased Companies.

         4.5 SUBSIDIARIES OF COMPANY.

                  (a) Except for Gotland, the Company has no Subsidiaries and has no direct or indirect equity interest in any Person.

                  (b) The Company owns all of the outstanding capital stock and other equity securities of Gotland.

         4.6 VIOLATIONS OF LAWS. Except as set forth in SCHEDULE 4.6, there exists no violations by any of the Purchased Companies of any Laws, except for those violations that would not reasonably be expected to have a Material Adverse Effect. This SECTION 4.6 does not cover or include any matters with respect to Environmental Laws, such matters being addressed exclusively in
SECTION 4.17.

         4.7 LITIGATION. Except as set forth in SCHEDULE 4.7, there is no suit, action, investigation or other proceeding pending, or to the Company's Knowledge, threatened, by or before any Governmental Entity, against any of the Purchased Companies or any of the Assets that would reasonably be expected to have a Material Adverse Effect.

         4.8 TAXES. Except as set forth on SCHEDULE 4.8 or as would not reasonably be expected to have a Material Adverse Effect:

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                  (a) (i) All Tax Returns which were required to be filed by or with respect to any of the Purchased Companies have been duly and timely filed,
(ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing, (iii) all Taxes which have become due by any of the Purchased Company have been timely paid in full, (iv) no penalty, addition to tax, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (v) all Tax withholding and deposit requirements imposed on or with respect to the Purchased Companies have been satisfied in full in all respects.

                  (b) None of the Purchased Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

                  (c) There are no pending written proposed deficiencies or other written claims for unpaid Taxes of any of the Purchased Companies and, to the Company's Knowledge, no such claim is pending or has been threatened. No claim has been made by any Tax authority in a jurisdiction where a Purchased Company has not filed a Tax return that it is or may be subject to Tax by such jurisdiction, nor to the Company's Knowledge is any such assertion threatened. No audit, suit, action, proceeding by or with any taxing authority is ongoing or, to the Company's Knowledge, pending with respect to any of the Purchased Companies

                  (d) No Purchased Company has a been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing consolidated federal income Tax Returns other than one of which the company was the common parent. No Purchased Company is liable for Taxes of any company or entity that is not a Purchased Company by reason of having filed affiliated, unitary or combined Tax Returns or otherwise. No Purchased Company is a party to any Tax sharing agreement.

                  (e) The unpaid Taxes of the Purchased Companies at December 31, 2005 did not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Balance Sheet (rather than in any notes thereto), and, since that date, the Company has not become subject to any additional Tax liability other than in the ordinary course of its business.

                  (f) No Purchased Company is a party to any arrangement that constitutes a partnership for purposes of subchapter K of chapter 1 of subtitle A of the Code ("Tax Partnership"). The Company has provided copies to Parent of each agreement that governs the relationship for federal income tax purposes of the parties to each such Tax Partnership.

                  (g) No Purchased Company has engaged in a reportable transaction within the meaning of Section 6111 of the Code. No Purchased Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purposed to be subject to Code Section 368 or Code Section 355. The Purchased Companies will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date, an installment sale or open transaction made on or prior to the Closing Date, or any prepaid amount received on or prior to the Closing Date.

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                  (h) The Company is not a party to any agreement, contract, arrangement or plan that, separately or in the aggregate, has resulted, or will result, by reason of the transactions contemplated in this Agreement, in the payment of any excess parachute payment within the meaning of Code Section 280G. No employee of the Company is subject to additional taxes or interest under Code
Section 409A with respect to any right to receive payments from the Company.

         4.9 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Buyer (i) the audited consolidated balance sheets of the Company as at December 31, 2003, 2004 and 2005 (the December 31, 2005 balance is referred to herein as the "AUDITED BALANCE SHEET") and the related audited consolidated statements of operations, consolidated statements of stockholders' equity, and cash flow for such fiscal year then ended, together with the report thereon of Brown Armstrong Paulden McCown Starbuck & Keeter Accountancy Corporation, independent certified public accountants, and (ii) the unaudited balance sheet of the Company as at March 31, 2006, together with the related unaudited consolidated statements of operations, consolidated statements of stockholder's equity, and cash flow for the period then ended. All of the foregoing audited and unaudited financial statements are collectively referred to herein as the "FINANCIAL STATEMENTS." Subject to the matters set forth in SCHEDULE 4.9, the Financial Statements fairly present the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to therein, all in accordance with GAAP.

                  (b) The Company has not since December 31, 2005 paid or otherwise made any dividend or distribution on its stock or repurchased, redeemed or otherwise acquired any of its stock or engaged in a comparable transaction resulting in one or more stockholders of the Company receiving assets of the Company.

         4.10 CONTRACTS.

                  (a) Excluding any Leases or contracts contemplated by actions taken as pen-nitted under SECTION 6.2 and other than the agreements providing for the Employee Change of Control Payments, SCHEDULE 4.10(a) sets forth all agreements, obligations, arrangements or contracts of the type described below to which any of the Purchased Companies is a party as of the date of this Agreement (collectively, all of such contracts, the "MATERIAL CONTRACTS"):

                           (i) any contract or permit that can reasonably be
expected to result in aggregate payments by any Purchased Company of more than $50,000 during the current or any subsequent fiscal year of such Purchased Company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

                           (ii) any contract that can reasonably be expected to
result in aggregate revenues to any Purchased Company of more than $50,000 during the current or any subsequent fiscal year of such Purchased Company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

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                           (iii) any indenture, mortgage, loan, note, credit or
sale-leaseback or similar contract to which any Purchased Company is bound or to which any of the Assets is subject (whether such Purchased Company is the borrower, lender or guarantor) and all related security agreements or similar agreements associated therewith;

                           (iv) any contract that constitutes a lease (other
than an oil and gas lease or similar lease), under which any Purchased Company is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by such Purchased Company without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $50,000;

                           (v) any contract with any Seller or any Affiliate of
a Seller that will not be terminated prior to Closing;

                           (vi) any contract pending for the acquisition or
disposition, directly or indirectly (by merger or otherwise), of Assets with a value in excess of $50,000 (other than inventory or sales of hydrocarbons); and

                           (vii) all Hedges.

                  (b) Except as set forth in SCHEDULE 4.10(b), no Purchased Company and, to the Company's Knowledge, no counterparty to any Material Contract, is in default under any Material Contract and there has not occurred any event that (with the lapse of time or the giving of notice) would constitute a default under any Material Contract, except in each case for any defaults that would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no Purchased Company has received or given notice (i) of an intention to terminate any Material Contract or (ii) of any pending or threatened bankruptcy, insolvency or similar proceedings with respect to any party to any Material Contract.

                  (c) True and complete copies of all such Material Contracts have been delivered to the Buyer.

         4.11 PAYABLES. Except (a) as set forth in SCHEDULE 4.11, (b) for revenues which are being suspended in accordance with applicable Law, and (c) as would not reasonably be expected to have a Material Adverse Effect, all oil and gas production proceeds payable by any Purchased Company to others from the Assets, including, without limitation, all royalties, overriding royalties and net profits interests, have been paid in material compliance with all of the terms and conditions of the applicable Leases and other applicable instruments.

         4.12 NO SUSPENSE. Except as set forth in SCHEDULE 4.12, to the Company's Knowledge, proceeds from the sale of all oil, condensate and gas produced from the Assets are being received by the Purchased Companies and are not being held in suspense for any reason except for such amounts that would not reasonably be expected to have a Material Adverse Effect.

         4.13 IMBALANCES. Except as set forth in SCHEDULE 4.13 and except for such matters that would not reasonably be expected to have a Material Adverse Effect, there exists no imbalance regarding production taken or marketed from any Lease, nor any unsettled pipeline imbalance, which could result in (a) a portion of any Purchased Company's interest in production therefrom (in the case of any Lease) to be taken or delivered after the Closing Date without such Purchased Company receiving payment therefor and at the price it would have received absent such imbalance; (b) any Purchased Company being obligated to make payment to any Person as a result of such imbalance; or (c) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules, or similar orders or regulations of Governmental Entities; and no Purchased Company will be obligated, by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement, to deliver hydrocarbons produced from the Assets at some future time without then receiving full payment therefor.

         4.14 TRANSFER RESTRICTIONS. Except as set forth in SCHEDULE 4.14 and except for such matters that would not reasonably be expected to have a Material Adverse Effect, there are no preferential rights of purchase or consents to assign in favor of Third Parties with respect to any of the Assets that are applicable to the transactions contemplated hereby.

         4.15 AFES. Except as disclosed in SCHEDULE 4.15, to the Company's Knowledge, there are no outstanding authorities for expenditures with respect to the Assets as of the date set forth in such Schedule that are in excess of $50,000.

         4.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
SCHEDULE 4.16, since the date of the Audited Balance Sheet none of the Purchased Companies has:

                  (a) amended its Organizational Documents;

                  (b) paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except for salary, bonuses and other compensation at levels no higher than those in effect at December 31, 2005) employee or entered into any employment, severance, or similar contract with any director, officer, or employee;

                  (c) adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the directors, officers and employees of any Purchased Company, or taken any such action with respect to any other Employee Benefit Plan;

                  (d) made any change in the accounting methods or principles used by any Purchased Company;

                  (e) borrowed or agreed to borrow any funds or issued any note, bond or other debt security, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except liabilities incurred for working capital purposes, the aggregate amount of which does not exceed $100,000;

                  (f) merged or consolidated with any other Person;

                  (g) made any loan to, or entered into any other transaction with, any of the directors, officers or employees of any Purchased Company except for transactions in the ordinary course of business and not in an aggregate amount in excess of $50,000;

                  (h) made any material change in employment terms for any of the directors, officers or employees of the Company;

                  (i) paid any dividends or made any distributions in respect of the Shares or redeemed, repurchased or otherwise acquired any Shares;

                  (j) transferred, sold, mortgaged, pledged or disposed of any material Asset other than the sale of hydrocarbons in the ordinary course of business; or

                  (k) entered into any agreement, whether oral or written, to do any of the foregoing.

         4.17 ENVIRONMENTAL.

                  (a) Except as set forth in SCHEDULE 4.17 to the Company's Knowledge, the Assets are free of any Environmental Defect, except where any such Environmental Defect, individually or in the aggregate with other Environmental Defects, would not reasonably be expected to have a Material Adverse Effect.

                  (b) With respect to the Assets, no Purchased Company has entered into, or is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of Governmental Entities in existence at this time based on any Environmental Laws that relate to the future use of any of the property and that require any change in the present conditions of any of the property owned by such Purchased Company, except for any matters that would not reasonably be expected to have a Material Adverse Effect.

                  (c) Except as set forth in SCHEDULE 4.17, none of the Purchased Companies has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property that: (i) interferes with or prevents compliance by any Purchased Company with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) gives rise to or results in any common law or other liability of such Purchased Company to any Person which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect.

         4.18 LICENSES. Except as set forth in SCHEDULE 4.18, to the Company's Knowledge, a Purchased Company or the operators of the Assets, holds all licenses, permits, or other authorizations necessary to carry on operations connected with the Assets as currently conducted, except where the failure to obtain such licenses, permits, or other authorizations would not reasonably be expected to have a Material Adverse Effect.

         4.19 BROKERS' FEES. None of the Purchased Companies has incurred or will incur any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated hereby. No Seller or any Affiliate of Seller has incurred or will incur any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated hereby for which the Purchased Companies, Buyer or any Affiliate of Buyer will be responsible.

         4.20 BANK ACCOUNTS. SCHEDULE 4.20 sets forth as of the date of this Agreement (a) the name of each financial institution in which any Purchased Company has deposit or checking accounts or safe deposit boxes and (b) the types of those arrangements and accounts, including, as applicable, names in which

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accounts or boxes are held, the account or box numbers and the name of each
Person authorized to draw thereon or have access thereto.

         4.21 TITLE TO ASSETS. Except as set forth in SCHEDULE 4.21, the Company has Defensible Title to the Assets free of any Title Defects other than Permitted Encumbrances and the Assets other than the Leases and Wells are in good working condition subject to ordinary wear and tear, except where such failure to have such Defensible Title or to be in such condition, individually or in the aggregate, would not have a Material Adverse Effect.

         4.22 EMPLOYMENT MATTERS. Each Purchased Company is in compliance with all Laws relating to the employment of labor, including all such Laws, relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security taxes and similar taxes except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. No Purchased Company is a party to any labor or collective bargaining agreement respecting its employees. No labor organization or group of employees has made a pending demand for recognition, there are no representation proceedings pending with a labor relations tribunal and there is no threatened organizing activity respecting the employees of any Purchased Company. To the Company's Knowledge, there are no strikes, work stoppages, slow-downs, lockouts or other labor disputes respecting the employees of any Purchased Company and there are no complaints, charges, claims or grievances, pending or threatened, arising out of the employment relationships respecting the employees of any Purchased Company. Seller have heretofore provided to Buyer a complete and accurate list of the following information for each employee of any Purchased Company (including each such employee on leave of absence or layoff status): name; job title; current compensation; accrued vacation; and service credited for benefit purposes. Except for the Employee Change of Control Payments, no bonuses or other amounts shall be payable to employees of the Company in connection with the Closing.

         4.23 BENEFIT MATTERS. (a) SCHEDULE 4.23 sets forth a list of each Employee Plan sponsored by, participated in or contributed to by any Purchased Company. None of the Purchased Companies has any material unfunded obligation under any such Employee Plan. None of the Purchased Companies sponsors nor participates in any other Employee Plans. Only employees of the Purchased Companies participate in the Employee Plans listed in SCHEDULE 4.23. True and complete copies of each Employee Plan set forth in SCHEDULE 4.23, including related trusts, amendments and summary plan descriptions, have been made available to Buyer. The Purchased Companies have substantially complied with all of their obligations, contribution requirements and administrative responsibilities respecting its employees and relating to such Employee Plans There are no material actions, suits, claims, fiduciary breaches, violations or matters pending before any governmental agency respecting such Employee Plans. None of the Purchased Companies contributes to, nor had an obligation to contribute to within the six years preceding the Closing, a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (b) Except for the Employee Change of Control Payments, the consummation of the transactions contemplated by this Agreement will not trigger additional payments, contributions, benefits or vesting rights respecting or under any Employee Plan as to any employee of the Company.

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         4.24 NATURAL GAS ACT AND INVESTMENT COMPANY ACT. None of the Purchased
Companies is (a) a "NATURAL GAS COMPANY" under the Natural Gas Act, as amended, or (b) a public utility or public service company (or similar designation) whose rates are established through cost of service rate regulation under the laws of any state in the United States or by any foreign country. None of the Purchased Companies is an "INVESTMENT COMPANY" or a company "CONTROLLED" by an "INVESTMENT COMPANY" within the meaning of the Investment Company Act of 1940, as amended.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers and the Company as follows:

         5.1 ORGANIZATION. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power to carry on its business as it is conducted and to own, lease, and operate its assets.

         5.2 AUTHORIZATION; ENFORCEABILITY. Buyer has the legal capacity to enter into this Agreement, the Demand Note and the Security Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Demand Note and the Security Agreement and the performance of Buyer's obligations hereunder and thereunder have been duly and validly authorized by Buyer. This Agreement, the Demand Note and the Security Agreement and all other agreements and instruments to be executed by Buyer in connection herewith have been duly executed and delivered by Buyer, and constitute legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their terms.

         5.3 CONFLICTS. Buyer's execution, delivery, and performance of this Agreement, the Demand Note and the Security Agreement and the transactions contemplated hereby will not: (a) violate or conflict with any provision of such Buyer's governing documents; (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which Buyer is a party or by which it is bound; or (c) violate or conflict with any Law, except in the case of clause (b) and
(c) above, where such breaches, violations, or conflicts would materially interfere with the ability of the Buyer to perform its obligations hereunder or result in an adverse effect on any of the Sellers.

         5.4 BANKRUPTCY; SOLVENCY. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against Buyer. Buyer is Solvent, and immediately following the Closing and the payment of the Demand Note, each of the Buyer, the Company and Gotland will be Solvent.

         5.5 BROKERS' FEES. Neither Buyer nor any Affiliate of Buyer has incurred or will incur any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated hereby for which any Seller or any Affiliate of a Seller will be responsible.

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

         5.6 INVESTMENT INTENT, Buyer is acquiring the Shares for its own account and with the intention of holding the Shares solely for investment. Buyer acknowledges that the Shares have not been, and will not be, registered under the Securities Act of 1933, or any state securities Laws. Buyer is able to bear the risk of an investment in the Shares, including risks associated with holding the Shares for an extended period of time. Buyer has no intention as of the date hereof of selling the Shares in a public distribution in violation of federal securities Laws or any applicable state securities Laws.

         5.7 INDEPENDENT INVESTIGATION. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, subject to the express representations set forth in ARTICLES III AND IV, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the Purchased Companies and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Purchased Companies and the Assets.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1 CONFIDENTIALITY. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this SECTION 6.1, the terms of any confidentiality obligation between the parties hereto shall remain in full force and effect in accordance with its terms. If Closing of the transaction contemplated under the terms of this Agreement occurs, all such confidentiality obligations shall terminate (which termination shall be effective as of Closing).

         6.2 CONDUCT OF BUSINESS. The Company agrees that from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, to, and to cause each of its Subsidiaries to, operate its business in the usual, regular and ordinary manner consistent with past practice and shall not, nor shall it permit its Subsidiaries to:

                  (a) amend its Organizational Documents;

                  (b) pay or increase any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except for salary, bonuses and other compensation at levels no higher than those in effect at December 31, 2005) employee or into any employment, severance, or similar contract with any director, officer, or employee;

                  (c) adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees, or take any such action with respect to any other Employee Benefit Plan;

                  (d) make any change in its accounting methods or principles except as required by Law;

                  (e) borrow or agree to borrow any funds or issue any note, bond or other debt security, or guarantee any indebtedness for borrowed money or capitalized lease obligation, except for liabilities incurred in the ordinary course of business or for working capital purposes in an aggregate amount not in excess of $100,000;

                  (f) merge or consolidate with any other Person;

                  (g) make any loan to, or enter into any other transaction with, any of its directors, officers or employees except for transactions in the ordinary course of business and not in an aggregate amount in excess of $50,000;

                  (h) make any material change in employment terms for any of its directors, officers or employees outside the ordinary course of business;

                  (i) fail to promptly notify Buyer of any emergency or other change which would reasonably be expected to have a Material Adverse Effect;

                  (j) declare, pay or set aside any dividends or distributions or similar payment with respect to the Shares, or repurchase, redeem or otherwise acquire any of the Shares;

                  (k) transfer, sell, mortgage, pledge or dispose of any of its material Assets other than the sale of hydrocarbons in the ordinary course of business;

                  (1) fail to use commercially reasonable efforts to maintain and preserve intact their respective business organizations, to keep available the services of their officers and employees or to maintain their business relationships and goodwill with suppliers, contractors, distributors, customers, licensors, licensees and other having business relationships with them;

                  (m) (i) amend or modify, or terminate, any Material Contract or material Lease, (ii) enter into or assume any Material Contract, (iii) enter into or assume any material Lease, or any new contracts to sell hydrocarbons other than in the ordinary course of business at market pricing, but in no event having a duration longer than three months, or (iv) enter into, assume, terminate or modify any agreement with respect to Hedges;

                  (n) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or in any other manner, in a single transaction or series of related transactions;

                  (o) make any capital expenditure or commitment except for expenditures in the ordinary course of business in an aggregate amount not in excess of $50,000;

                  (p) (i) authorize for issuance, issue, sell or deliver, or adjust, split, combine (A) any Shares or other equity or voting interests in the Company or any of its Subsidiaries or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any Shares or other equity or voting interest in the Company or any of its Subsidiaries, or
(ii) make any other change in the capital structure of the Company or any of its Subsidiaries;

                 (q) form or acquire any new Subsidiary;

                  (r) fail to act in compliance in all material respects with all applicable Environmental Laws or otherwise take any commercially reasonable action that will give rise to liability under any Environmental Law;

                  (s) knowingly take any action or omit to take any commercially reasonable action that would cause any of its representations and warranties herein to become untrue in any material respect; or

                  (t) authorize, or commit or agree to take, any of the foregoing actions.

Buyer acknowledges that the Purchased Companies own undivided interests in certain of the properties comprising the Assets that they are not the operator thereof, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Sellers or any Affiliates of any Seller shall not constitute a breach of the provisions of this SECTION 6.2, nor shall any action required by a vote of working interest owners constitute such a breach so long as a Purchased Company has voted its interest in a manner that complies with the provisions of this SECTION 6.2.

         6.3 THIRD PARTY CONSENTS. The Company and the Sellers shall use their commercially reasonable efforts to obtain all Third Party Consents prior to Closing.

         6.4 NO PUBLIC ANNOUNCEMENT. None of Buyer, the Company, Sellers or any of their respective Affiliates shall, without the written approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Person shall be so obligated by Law, in which case the other parties to this Agreement shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity.

         6.5 COBRA. Buyer shall assume, or cause the Company to retain, the obligations to satisfy the health benefit continuation requirements of Section 6.01, ET SEQ. of ERISA or Section 4980B of the Code with respect to the Company and all of its employees, whether terminated prior to or after the Closing.

                                   ARTICLE VII
                               BUYER'S CONDITIONS

         The obligation of Buyer to purchase the Shares as contemplated hereby is, at the option of Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Buyer in writing.

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Sellers contained in ARTICLE III and of the Company in ARTICLE IV of this Agreement shall be true and correct in all material respects on and as of the Closing Date, in each case with the same force and effect as though such


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representations and warranties had been made or given on and as of the Closing
Date (other than those representations and warranties that address matters only as of a particular date which shall remain true and correct in all material respects as of such date); and each and all of the agreements and covenants of Seller to be performed or complied with by Seller on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects.

         7.2 CLOSING DELIVERY BY SELLERS. Sellers shall have delivered, or be standing ready to deliver to Buyer at Closing:

                  (a) the certificates representing the Shares and stock powers executed and dated the Closing Date;

                  (b) copies of the certificate of incorporation of each of the Purchased Companies, certified by the secretary of state of its jurisdiction of incorporation, and copies of bylaws of each of the Purchased Companies, certified by an officer of each of the Purchased Companies;

                  (c) reasonably current good standing certificate (or equivalent document) for each of the Purchased Companies issued by the secretary of state of its jurisdiction of incorporation and in each state in which any of the Purchased Companies is qualified to do business as a foreign corporation;

                  (d) the certificate of an officer of the Company as contemplated by Section 1.2(a) setting forth in sufficient detail reasonably acceptable to the Buyer the Employee Change of Control Payments;

                  (e) resignations from all directors of the Purchased
Companies;

                  (f) releases in the form of EXHIBIT B between each Seller and each officer and director of each Purchased Company, on the one hand, and such Purchased Company, on the other hand, releasing each other from all claims by the other; and

                  (g) a duly executed copy of the Escrow Agreement.

         7.3 CONSENTS. Each of the Third Party Consents and the other consents identified in Schedule 4.4 must have been obtained and must be in full force and effect.

         7.4 NO LITIGATION. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened that prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than Buyer or its Affiliates) (i) seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful, or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the sale of the Shares.

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                                  ARTICLE VIII
                               SELLERS' CONDITIONS

         The obligation of Sellers to transfer the Shares as contemplated hereby is, at the option of Sellers, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Sellers in writing.

         8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Buyer contained in ARTICLE V of this Agreement shall be true and correct in all material respects on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date which shall remain true and correct in all material respects as of such date) and each and all of the agreements and covenants of Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects.

         8.2 CLOSING DELIVERY BY BUYER. Buyer shall have delivered, or be standing by ready to deliver to Seller at Closing:

                  (a) the Demand Note as contemplated by ARTICLE I;

                  (b) a duly executed copy of the Security Agreement;

                  (c) a certificate of the Secretary of the Buyer certifying as to the certificate of incorporation and bylaws of the Buyer and resolutions of the Board of Directors of Buyer relating to this transaction; and

                  (d) a duly executed copy of the Escrow Agreement, together with evidence that the Escrow Agreement has been deposited with the Escrow Agent.

         8.3 NO LITIGATION. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened that prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than Seller or any of its Affiliates) asserting that the sale of all or a portion of the Shares would be unlawful.

                                   ARTICLE IX
                 NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         9.1 SURVIVAL. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing; provided, however, that none of the representations or warranties of the Sellers or the Company contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing except that (i) the representations and warranties contained in Sections 3.1, 3.2, 4.1, 4.9(b), 4.21 (but only to the extent of a Third-Party Claim relating to the Semitropic Field or the McDonald Anticline Field) and 4.23(b) shall terminate on the first anniversary of Closing, (ii) the representations and


                                       20

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warranties contained in Section 4.8 shall terminate on the second anniversary of
Closing and (iii) the representations and warranties contained in Sections 3.5,
4.2 and 4.5(b) shall survive the Closing indefinitely. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence to the extent, but only to the extent, that written notice with reasonable specificity identifying the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All pre-closing covenants and any liability therefor shall terminate as of the Closing. The post-closing covenants and agreements of Buyer and Sellers contained in this Agreement that are to be perfonned following the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, without any contractual limitation on the period of survival.

         9.2 INDEMNIFICATION.

                  (a) Sellers will indemnify, defend and hold harmless Buyer against Damages incurred or suffered as a result of or arising out of the failure of any representation or warranty made in Sections 3.1, 3.2, 3.5, 4.1, 4.2, 4.5(b), 4.8, 4.9(b), 4.21 (but only to the extent of a Third Party Claim relating to the Semitropic Field or the McDonald Anticline Field) and 4.23(b) to be true and correct as of the Closing Date; PROVIDED, HOWEVER, that Sellers will not be liable under this SECTION 9.2 unless the aggregate amount of Damages exceeds $100,000 and then only to the extent of such Damages exceeding such amount and; PROVIDED FURTHER, HOWEVER, that such obligation of Sellers shall only apply to the extent that a claim is made in accordance with SECTION 9.3 within the time period, if any, provided in SECTION 9.1.

                  (b) Notwithstanding anything to the contrary, Sellers' aggregate liability under this Agreement including and under this SECTION 9.2 shall not exceed, in the aggregate, an amount equal to $1,000,000 for any and all claims made hereunder and Buyer's sole recourse to such amount shall be pursuant to the funds held under the Escrow Agreement; PROVIDED, HOWEVER, that Sellers' aggregate liability under this Agreement including and under this
SECTION 9.2 with respect to indemnity claims made with respect to SECTIONS 3.5, 4.2, and 4.5(b) shall not exceed, in the aggregate, an amount equal to the Purchase Price (and, with respect to all Sellers, other than Warburg, Pincus Equity Partners, L.P. and WP EEX LLC, shall not exceed the proceeds received by such Seller hereunder); and PROVIDED FURTHER, HOWEVER, that Buyer's recourse shall not be limited solely to funds held under the Escrow Agreement with respect to indemnity claims made with respect to SECTIONS 3.5, 4.2, and 4.5(b) and, to the extent a claim is made after the first anniversary of the Closing and prior to the second anniversary of the Closing, SECTION 4.8;

                  (c) Buyer will indemnify and hold harmless each Seller, its partners, members, directors and officers and each person, if any, who controls such Seller, against any losses, claims, damages or liabilities, joint or several, to which such Seller may become subject, under any securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon or relate in any manner to Buyer's financing of the transactions contemplated herein, including without


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limitation an untrue statement or alleged untrue statement of a material fact contained in any document utilized in such financing or any omission or alleged omission of a material fact in any such document, and will reimburse each Seller for any legal or other expenses reasonably incurred by such Seller in connection with defending any such action or claim as such expenses are incurred. Furthermore, Buyer acknowledges and agrees that none of the Sellers are making any representation or warranty regarding any information included or omitted from any such document.

                  (d) Payments of all amounts owing by an Indemnifying Party under this Article IX shall take into account and be appropriately reduced by amounts received or receivable by the Indemnified Party under insurance (but excluding any amounts applied to Purchaser's self-insured retention), indemnification, contribution, reimbursement or similar contracts, and by any cash tax benefit realized or to be realized by the Indemnified Party.

                  (e) Buyer may only look to the Escrow Amount for payment or otherwise under this Agreement including under this Article IX. Buyer hereby acknowledges none of the Sellers shall have any personal liability or obligation under this Article IX or otherwise under or in connection with this Agreement above and beyond their interest in the Escrow Amount.

         9.3 PROCEDURES.

                  (a) If any Person who or which is entitled to seek indemnification under SECTION 9.2 (an "INDEMNIFIED PARTY") receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an "INDEMNIFYING PARTY") is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

                  (b) If, within 30 days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to SECTION 9.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of SECTION 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; PROVIDED, HOWEVER, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within twenty days after receiving written notice from the Indemnified Party, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith (if the Indemnifying Party is obligated to provide indemnification under this Agreement with respect to the underlying Third-Party

Claim); PROVIDED, HOWEVER, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary or desirable in connection with the Indemnifying Party's defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder. If the Sellers elect to assume the defense as Indemnifying Parties of a Third-Party Claim, then the Sellers shall be entitle to pay the applicable defense costs out of the Escrow Amount, or if they pay such costs then to be reimbursed for such costs, and the Buyer shall execute with Sellers such direction to the Escrow Agent to effect such result.

                  (c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a "DIRECT CLAIM") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

                  (d) A failure to give timely notice or to include any specified information in any notice as provided in SECTION 9.3(a), 9.3(b) or 9.3(c) (in contrast to the notice deadlines in SECTION 9.1 and SECTION 9.2) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

         9.4 NO CONSEQUENTIAL DAMAGES. Notwithstanding any other provision of this Agreement, no Indemnified Party shall be entitled to any consequential damages including exemplary, punitive, incidental, indirect or special damages (collectively "EXCLUDED DAMAGES") suffered by an Indemnified Party except to the extent such Excluded Damages are the subject of a Third-Party Claim.

                                       23

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         9.5 EXCLUSIVE REMEDY. The indemnities provided for in this Article IX shall be the sole and exclusive remedy of the Buyer after the Closing with respect to, arising out of, or resulting from this Agreement (including for any inaccuracy or breach of any representation or warranty); Sellers have no personal liability with respect to the indemnities and Buyer's sole recourse with respect to such indemnities shall be limited to funds held under the Escrow Agreement other than with respect to indemnity claims made with respect to SECTIONS 3.5, 4.2, 4.5(b) and 448; provided, however, that the foregoing shall not limit the right of a party to seek any available remedy for actual fraud involving a knowing and intentional material misrepresentation. Buyer covenants and agrees that following the Closing it shall not seek or assert any other remedy hereunder. Each party specifically waives and releases the other parties from any liability and any rights it might otherwise have pursuant to law other than pursuant to the terms of this Agreement and other than any liability arising from actual fraud involving a knowing and intentional material misrepresentation.

         9.6 MITIGATION OF DAMAGES/MINIMIZATION OF CLAIM. Buyer and Sellers agree to use reasonable commercial efforts to (a) resolve all Third Party Claims and Direct Claims for which indemnification is sought under this Article IX on the lowest cost basis that complies with the requirements of applicable Laws and
(b) mitigate the costs and expenses as well as any Damages arising out of any Third Party Claim or Direct Claim.

         9.7 DISTRIBUTION OF ESCROW AMOUNT (a) If a Seller does not timely dispute as provided herein a Direct Claim or a Third Party Claim for which Sellers are alleged by Buyer to be responsible (a "Claim"), the Sellers and the Buyer shall promptly jointly instruct the Escrow Agent to disburse to Buyer the amount requested by Buyer in the notice of Claim with respect to liquidated claims, or with respect to a Claim that is not yet liquidated or resolved, the amount reasonably estimated by Buyer to be necessary to reimburse Buyer for such Claim shall be deemed set aside within the Escrow Amount and shall not be disbursed until such Claim is liquidated or resolved. If the Sellers timely dispute the Claim, the Escrow Agent shall not disburse any of the Escrow Amount with respect to the Claim unless and until it receives, and in accordance with, joint instructions from Buyer and the Sellers or a final and binding award from a court of competent jurisdiction If a Third Party Claim is asserted by Buyer and if the Sellers elect to assume the defense thereof, Buyer and Sellers shall execute joint instructions instructing the Escrow Agent to pay out of Escrow Amounts the legal fees incurred in connection with such defense.

                  (b) Upon the expiration of fifteen (15) days from and after the first anniversary of Closing, the Buyer and the Sellers shall promptly jointly instruct the Escrow Agent to make a disbursement of the Escrow Amount to the Sellers in the percentage set forth on Schedule 1.2(a) and in an aggregate amount equal to all of the Escrow Amount remaining on such date less the amount of any properly asserted Claims pending on such date. As such pending Claims are resolved, any Escrow Amounts not reasonably expected to be required to reimburse Buyer for amounts hereunder resulting from or arising out of the remaining pending Claims shall be disbursed to the Sellers. The Buyer and the Sellers shall promptly jointly instruct the Escrow Agent to distribute such funds to the


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

Sellers in accordance with the terms hereof. If a pending Claim is liquidated or resolved such that Buyer becomes entitled to reimbursement, then the Sellers and Buyer shall promptly jointly instruct the Escrow Agent to distribute Escrow Amounts to Buyer in such amount as necessary to reimburse Buyer.

                  (c) The Buyer and Sellers agree to provide joint instructions as contemplated herein and in a prompt manner. If either Buyer or the Sellers fail to promptly give written instructions to the Escrow Agent as contemplated herein, the party entitled to Escrow Amounts under this SECTION 9.7 shall be entitled to seek a court order of a court of competent jurisdiction instructing the Escrow Agent to make the distribution contemplated herein. Any court granting such an order shall also be entitled to assess costs against the party that failed to give such instructions promptly and to award interest on the subject funds if the court determines that an award of interest would be appropriate.

                  (d) Notwithstanding anything to the contrary herein, if any action is required or permitted to be taken by the Sellers after the Closing with respect to or that relates to the Escrow Agreement or Escrow Amount, Warburg Pincus Equity Partners, L.P. may, but shall not be required to, act on behalf of all Sellers, and all the Sellers acknowledge and agree that Warburg Pincus Equity Partners, L.P. is authorized on their behalf to take any such action.

                                    ARTICLE X
                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing by:

                  (a) mutual consent of Sellers and Buyer;

                  (b) Buyer, if the conditions set forth in ARTICLE VII have not been satisfied or waived by Buyer on or before the Scheduled Closing Date;

                  (c) Sellers, if the conditions precedent set forth in ARTICLE VIII have not been satisfied or waived by Sellers on or before the Scheduled Closing Date;

                  (d) Sellers or Buyer if the Closing shall not have occurred on or before the Scheduled Closing Date;

provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such party is at such time in material breach of any provision of this Agreement; provided, further, that Sellers shall not be deemed in breach of any representations or warranties under this Agreement for the purposes of the foregoing if the condition set forth in
SECTION 7.1 is capable of being satisfied.

         10.2 LIABILITY UPON TERMINATION. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of SECTION 10.1 hereof, then, except as provided in SECTION 1.2, and except for the provisions of SECTION 6.1, SECTION 10.2 and SECTION 12.11, this Agreement shall forthwith become void and the parties shall have no liability or obligation hereunder except and to the extent such termination results from the knowing and willful breach by a party of any of its covenants or agreements hereunder.

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                                   ARTICLE XI
                          DEFINITIONS OF CERTAIN TERMS

         In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits hereto and any Schedule:

         "AFFILIATE" shall mean, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purpose of the immediately preceding sentence, the term "CONTROL" means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. For purposes of this Agreement and notwithstanding anything herein to the contrary, prior to Closing, the Company shall be considered Affiliates of Sellers, and from and after Closing, the Company shall be considered Affiliates of Buyer and not Sellers.

         "AGREEMENT" shall have the meaning given such term in the introduction to the Agreement.

         "ASSETS" shall mean all assets owned by the Purchased Companies, including, but not limited to, all of the Purchased Companies' rights, titles and interests in, to and under lands, leases and wells, including all of the Purchased Companies' working interests, operating rights, mineral interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests, and any other similar or dissimilar interests, the undivided interests therein and the underlying oil, gas and mineral leasehold estates associated therewith, together with rights in any pooled or unitized acreage by virtue of any lands covered by the Leases being a part thereof, including, but not limited to, all of the Purchased Companies' rights, titles and interests in, to, under and derived from:

                  (a) their respective oil, gas and mineral leases and other mineral leases and the leasehold estates created thereby (collectively, the "LEASES"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Leases being a part thereof, all production from the pool or unit allocated to any such Leases, and all interests in any wells within the pool or unit associated with the Leases;

                  (b) the equipment and other personal and mixed property (including liquid hydrocarbon inventory in tanks), improvements, easements, rights-of-way, permits, licenses, servitudes and any other estates situated in or upon, or used or useful, or held for future use in connection with the exploration, development and production of oil, gas and other minerals, sulfur, associated gas from any of the Leases or the treatment, storage or transportation of such substances therefrom, including wells, casing, tubing, derricks, tanks, batteries, boilers, separators, rods, dehydrators, compressors, pumps, flow lines, water lines, gas lines, buildings, field offices, fixtures, machinery, gas production, gathering or processing equipment, systems or pipelines, gas marketing systems or pipelines, power lines, telephone and telegraph lines, and all other fixtures and improvements, currently located on the Leases or lands pooled therewith or located thereon as of the Closing Date;

                  (c) all Basic Documents;

                  (d) all easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;

                  (e) all Records;

                  (f) all oil, gas and associated liquid and gaseous hydrocarbons stored upon or produced from the Leases from and after the Closing Date;

                  (g) all warehouse stock and other material and equipment held for or related to operations on the Assets or acreage pooled thereunder;

                  (h) salt water disposal systems associated with the Assets and the operations thereon or on acreage pooled therewith; and

                  (i) all seismic, geological and geophysical data relating to the Assets, if any.

         "AUDITED BALANCE SHEET" shall have the meaning given such term in
SECTION 4.9.

         "BASIC DOCUMENTS" shall mean all Leases; joint operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, and transportation agreements; farm-out or farm-in agreements; joint venture, limited or general partnerships; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; servicing contracts, easement and right-of-way agreements; easements, rights-of-way, permits, licenses, servitudes or other interests appertaining to the Leases; and all other executory contracts and agreements relating to the Assets.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by Law to close.

         "BUYER" shall have the meaning given such term in the introduction to this Agreement.

         "BUYER SUB" shall have the meaning given such term in SECTION 12.2.

         "BUYER'S REPRESENTATIVES" shall have the meaning given such term in
SECTION 2.1(a).

         "CLOSING" shall have the meaning given such term in SECTION 1.1.

         "CLOSING DATE" shall have the meaning given such term in SECTION 1.1.

         "CODE" shall mean the Internal Revenue Code of 1986. as amended.

         "COMMON SHARES" shall have the meaning given such term in the recitals of this Agreement.

         "COMMON STOCK" shall have the meaning given such term in SECTION 4.2.

         "COMPANY" shall have the meaning given such term in the introduction to this Agreement.

         "DAMAGES" means any and all liabilities, damages and losses, and all costs or expenses, including reasonable attorneys' and consultants' fees and expenses incurred in respect of Third-Party Claims or claims between the parties hereto but excluding special, incidental, indirect, consequential, punitive or exemplary damages (unless such amount is asserted against or recovered from an Indemnified Party pursuant to a claim by a Third Party).

         "DEBT" means all obligations of the Company and its Subsidiaries, on a consolidated basis, (a) to repay money borrowed, including all principal and unpaid interest with respect thereto, (b) to pay money evidenced by term loans, bonds, debentures, notes or similar instruments, (c) to pay the deferred purchase price for property or services, (d) as lessee under capital leases, and
(e) all obligations of another individual or entity of the type listed in (a) through (d), payment of which is guaranteed by the Company or its Subsidiaries or secured by liens on the property of the Company or its Subsidiaries (with respect to liens, to the extent of the value of the property pledged pursuant to such liens if less than the amount of such obligations), provided, that "DEBT" shall not include trade accounts payable incurred in the ordinary course of business.

         "DEFENSIBLE TITLE" shall mean (a) as to any Leases or Wells, such title held by the Purchased Companies that, subject to and except for the Permitted
Encumbrances: (i) entitles the Purchased Company to receive free of any adverse claim not less than the "NET REVENUE INTEREST" set forth in EXHIBIT A for any Well of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from such Well; (ii) obligates the Purchased Company to bear costs and expenses relating to the maintenance, development and operation of a Well in an amount not greater than the "WORKING INTEREST" set forth in EXHIBIT A with respect to such Well (unless there is a proportionate increase in the Purchased Company's "NET REVENUE INTEREST" for such Well); and (iii) is free and clear of Encumbrances and (b) as to all other Assets other than the Leases and Wells such title that, subject to and except for the Permitted Encumbrances, does not materially restrict the ability of Company to use such property as currently intended.

         "DEMAND NOTE" shall have the meaning given such term in SECTION 1.2(g).

         "DIRECT CLAIM" shall have the meaning given such term in SECTION
9.3(c).

         "DISPUTE" shall have the meaning given such term in SECTION 12.13.

         "EARNEST MONEY" shall have the meaning given such term in SECTION
1.2(b).

         "EMPLOYEE CHANGE OF CONTROL PAYMENTS" means the payments provided for in the Change of Control and Severance Plan referenced in SCHEDULE 4.23 and any bonus payments payable to employees of the Company at Closing as specified in the officer certificate contemplated by Section 1.2(a).

         "EMPLOYEE PLANS" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension or retirement plan, program, agreement or arrangement, or any other benefit plan of any kind whatsoever that is provided to employees or former employees of the Company, or their beneficiaries, and each other "EMPLOYEE BENEFIT PLAN" as defined in
Section 3(3) of ERISA, whether formal or informal, written or oral and whether contributed to, or required to be contributed to, by the Company.

         "ENCUMBRANCES" shall mean pledges, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

         "ENVIRONMENTAL Claims" shall mean Losses attributable to natural resource damages, environmental remediation and restoration costs, or fines and penalties under Environmental Laws, including responsibilities under CERCLA for response costs incurred as a result of hazardous substances generated from the Assets.

         "ENVIRONMENTAL DEFECT" shall mean a condition with respect to the Assets that constitutes a violation of Environmental Law; provided that an Environmental Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated Lowest Cost Response for remedying such Environmental Defect exceeds $50,000.

         "ENVIRONMENTAL LAWS" shall mean all Laws relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGENT" shall have the meaning set forth in SECTION 1.2 (b).

         "ESCROW AGREEMENT" shall mean the Escrow Agreement entered into among Seller, Buyer and Escrow Agent of even date herewith.

         "EXCLUDED DAMAGES" shall have the meaning given such term in SECTION
9.4.

         "GAAP" means United States generally accepted accounting principles.

         "GOTLAND" shall have the meaning given such term in SECTION 4.1.

         "GOVERNMENTAL ENTITY" shall mean any national, state or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "HEDGES" shall mean hedging instruments or derivative instruments of the Purchased Companies that relate to or are intended to reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, or securities to which any of the Purchased Company is bound.

         "INDEMNIFIED PARTY" shall have the meaning given such term in SECTION 9.3.

         "INDEMNIFYING PARTY" shall have the meaning given such term in SECTION 9.3.

         "INVASIVE ACTIVITY" shall mean any sampling, boring, drilling, probing, digging or other invasive investigative activity.

         "KNOWLEDGE" shall mean, with respect to the Company, the actual knowledge (without investigation) of one or more of the following individuals:
John Rainwater and Mickey Wiesinger.

         "LAW" shall mean any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.

         "LEASES" shall have the meaning given such term in the definition of Assets in this ARTICLE XI.

         "LOWEST COST RESPONSE" shall mean the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise a result of such response) as compared to any other response that is consistent with Environmental Laws.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, operations, assets, or properties of the Company and its Subsidiaries, taken as a whole, which would have a lasting and material negative impact on the value of the Company and its Subsidiaries, taken as a whole; provided, however, that PROVIDED, HOWEVER, that in no event shall any of the following constitute a Material Adverse Effect: (1) any change or effect resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets; (2) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry generally); (3) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (4) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (5) the disclosure of the fact that Buyer of its Affiliates is the prospective acquirer of the Company; (6) the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Purchased Companies due to the announcement or pendency of the transactions contemplated by this Agreement; (7) any change in accounting requirements or principles imposed upon the Purchased Companies or their respective businesses or any change in law, or the interpretation thereof; (8) actions taken by Buyer or any of its Affiliates; or (9) any effect, change, event, occurrence or circumstance resulting from any action taken by any of the Purchased Companies or the Sellers with Buyer's consent or from compliance by the Sellers or the Purchased Companies with the terms of this Agreement.

         "MATERIAL CONTRACTS" shall have the meaning given such tern in SECTION 4.10(a).

         "NORM" shall have the meaning given such term in SECTION 2.2.

         "ORGANIZATIONAL DOCUMENTS" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "PERMITTED ENCUMBRANCES" shall mean any or all of the following: (a) Encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry; (b) Encumbrances that arise as a result of pooling and unitization agreements, declarations, orders, or Laws to secure payment of amounts not yet delinquent; (c) Encumbrances securing payments to mechanics and materialmen or securing payment of taxes or assessments that are, in either case, not yet delinquent; (d) lessor's royalties, overriding royalties, division orders, reversionary interests and other similar burdens that do not operate to reduce the "NET REVENUE INTEREST" of the Company in and to any Well to less than the amount set forth in EXHIBIT A or such Well or increase the "WORKING INTEREST" of the Company in and to any Well to greater than the amount set forth in EXHIBIT A for such Well (without a corresponding increase in the "NET REVENUE INTEREST" for such Well); (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Assets, provided that they do not interfere materially with the ownership, operation, value, or use of the property affected; (f) rights reserved to or vested in any Governmental Entity, to control or regulate any of the Assets in any manner, and all applicable Laws, of any Governmental Entity; (g) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and salt water or other disposal agreements, including the Material Contracts, (in each case) to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and (ii) do not operate to reduce the "NET REVENUE INTEREST" of the Company in and to any Well to less than the amount set forth in EXHIBIT A for such Well or increase the "WORKING INTEREST" of the Purchased Companies in and to any Well to greater than the amount set forth in EXHIBIT A for such Well (without a corresponding increase in the "NET REVENUE INTEREST" for such Well); (h) preferential purchase rights and transfer restrictions; and (i) all Basic Documents and other matters set forth in the exhibits and schedules to this Agreement.

         "PERSON" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

         "PREFERRED SHARES" shall have the meaning given such term in the recitals to this Agreement.

         "PREFERRED STOCK" shall have the meaning given such term in SECTION
4.2.

         "PURCHASED COMPANIES" shall mean, collectively, the Company and its Subsidiaries.

         "PURCHASE PRICE" shall have the meaning given such term in SECTION 1.2(a).

         "RECORDS" shall include, with respect to the Purchased Companies, all lease files, land files, well files, gas and oil sales contract files, gas processing files, accounting records and information relating to the production from and expenses attributable to the Assets, abstracts, title opinions, well logs, cores, production data, and all other books, files and records, information, and data (including engineering, geophysical and geological data), and all rights thereto, of the Purchased Companies insofar as the same are related to any of the Assets, to the extent the transfer thereof is not prohibited by existing contractual obligations with Third Parties.

         "RULES" shall have the meaning given such term in SECTION 12.13.

         "SCHEDULED CLOSING DATE" shall have the meaning given such term in
SECTION 1.2(e).

         "SECURITY AGREEMENT" shall have the meaning given such term in SECTION 1.2(g).

         "SELLERS" shall have the meaning given such terms in the recitals to this Agreement.

         "SELLER TRANSACTIONAL EXPENSES" shall have the meaning set forth in
SECTION 12.11.

         "SHARES" shall have the meaning given such term in the recitals to this Agreement.

         "SOLVENT" means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such Person is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such Person's property remaining after such transaction would constitute unreasonably small capital.

         "SUBSIDIARIES" shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned directly or indirectly by such Person.

         "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, income, profits, franchise, withholding, employment, sales, use, transfer, registration, value added, alternative or add-on minimum, social security, disability, stamp, occupation and similar taxes and assessments, and ad valorem, property, production, excise, franchise, capital severance, windfall profit and similar taxes and assessments based upon or measured by the ownership or property or the production or removal of hydrocarbons or the receipt of proceeds therefrom, or other tax of any kind whatsoever, together with any interest, additions to tax, and penalties with respect thereto, whether or not disputed.

         "TAX RETURN" shall mean any federal, state, local, or foreign return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof.

         "THIRD PARTY" shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

         "THIRD-PARTY CLAIM" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

         "THIRD PARTY CONSENTS" shall have the meaning given such term in
SECTION 3.3.

         "TITLE DEFECT" shall mean any encumbrance, encroachment, irregularity, or defect in the Purchased Companies' title to the Assets that alone or in combination with other defects in title renders the Purchased Companies' title to the Assets or part thereof to be less than Defensible Title; provided that a Title Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated cost to remedy such Title Defect exceeds $50,000.

         "WELLS" shall mean the producing wells included in the Assets that are set forth in EXHIBIT A.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 NOTICES. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery, or (d) by prepaid registered or certified first-class mail, return receipt requested, in each such case addressed to the respective party at the address set forth below:

         IF TO SELLERS, TO THE ADDRESS IDENTIFIED ON THE SIGNATURE PAGE HERETO, AND IF TO A SELLER THAT IS AN ENTITY THEN TO THE ATTENTION OF THE GENERAL COUNSEL OF SUCH ENTITY.

         IF TO BUYER, TO:

         Cameros Acquisition Corp.
         1065 West Pier E Street
         Long Beach, California 90802
         Attention: President

or to such other address or facsimile number and to the attention of such other Person as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the fifth Business Day following the day of mailing.

         12.2 ASSIGNMENT AND SUCCESSORS. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and permitted assigns.

         12.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Exhibits hereto, and the Schedules hereto constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of the Company, Buyer and Sellers.

         12.4 GOVERNING LAW. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to choice of law rules.

         12.5 WAIVER. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

         12.6 SEVERABILITY. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12.7 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any claims, remedy or right of any kind.

         12.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.9 HEADINGS. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

         12.10 NEGOTIATED TRANSACTION. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

         12.11 EXPENSES. Notwithstanding anything to the contrary herein, any and all expenses incurred by Sellers in connection with the preparation, negotiation and execution of this Agreement, including without limitation, all fees and expenses of counsel employed by Sellers and any investment banker fees (collectively, the "SELLER TRANSACTIONAL EXPENSES"), shall be borne by the Sellers; provided. however, that prior to the Closing, the Sellers may elect to have the Company pay such Seller Transactional Expenses on or prior to the Closing and, in such event, the Purchase Price shall be reduced by the amount of the Seller Transactional Expenses. Any and all expenses incurred by Buyer in connection with the preparation, negotiation and execution of this Agreement, including without limitation, all fees and expenses of counsel employed by Buyer shall be borne solely and entirely by Buyer.

         12.12 TERMINATION OF CERTAIN AGREEMENTS. The Company and the Sellers agree that effective immediately prior to the Closing (assuming the Closing occurs), each of the Stockholders Agreement dated as of May 9, 2001 among the Company and some or all of the Sellers, as amended, and the Contribution and Subscription Agreement dated as of May 9, 2001 among the Company and some or all of the Sellers, as amended, shall be terminated and shall have no further force or effect without any further action and upon such termination each of the Company and the Sellers waive any and all rights they may have thereunder.

         12.13 ARBITRATION. Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, between and among the parties to this Agreement (hereafter a "DISPUTE") shall be finally resolved by binding arbitration administered by the American Arbitration Association ("AAA") under the AAA Commercial Arbitration Rules (the "RULES") then in force, to the extent such Rules are not inconsistent with the provisions of this Agreement. It shall not be a breach of this SECTION 12.13 that any party to this Agreement may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration.

                  (a) Either party to this Agreement may at any time submit written notice of a Dispute by communicating said written notice to the other party hereto Within 30 days after receipt of such notice by such other party, Sellers and Purchaser shall each select an arbitrator. Such arbitrators shall then mutually select a third arbitrator; if they are unable to agree upon such selection within such 30 days, then either party may request the AAA appoint the third arbitrator. The arbitrators shall be impartial and unrelated, directly or indirectly, so far as rendering of services is concerned to either of the parties or any of their respective Affiliates. The arbitration shall be conducted in Houston, Texas. Any Dispute known or ascertainable by the parties hereto at the time an arbitration is commenced pursuant to this Section must be asserted in that arbitration or the parties agree that it shall be waived.

                  (b) Ten (10) days after the appointment of the third arbitrator, each party shall submit to the arbitrators and to each other their last, best offers in a single monetary amount. The arbitrators shall be limited to awarding only one or the other of the two figures submitted, as augmented by any award of fees and costs as provided in subsection (c) below.

                  (c) The arbitrators shall have the power to issue procedural orders, make interim awards and hold evidentiary hearings, at which the parties hereto may present evidence and arguments, be represented by counsel and conduct cross-examination. The arbitrators shall render a written decision on the Dispute presented as soon as practicable and in any event not more than 60 days after the close of evidence and briefing. The decision of the arbitrators shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. In their award, the arbitrators shall designate a prevailing party and that party shall be awarded its reasonable attorneys' fees, expert and non-expert witness costs and expenses incurred in connection with the arbitration, as well as the fees and costs of the arbitrators unless the arbitrators determine otherwise. The arbitrators shall not decide the Dispute EX AQUEO ET BONO or as AMIABLE COMPOSITEUR or by reliance on any other doctrine or principle that would permit the arbitrators to avoid the application of this Agreement and/or the governing law. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Agreement.

         12.14 ROLE OF VINSON & ELKINS LLP. Buyer and each of the Sellers acknowledge and agree that in connection with the matters related to this Agreement, Vinson & Elkins LLP solely represented the Sellers affiliated with Warburg Pincus & Co. and did not represent the Company or any other Seller. In the event of any controversy related in any manner to this Agreement, Buyer and the Sellers agree that Vinson & Elkins LLP shall be entitled to represent solely the Sellers affiliated with Warburg Pincus & Co. in such controversy and all such other parties waive any conflicts necessary for such result.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                           COMPANY:

                           CARNEROS ENERGY, INC.

                           By: /s/ John L. Rainwater
                               -------------------------------------------------
                           Name:  John L. Rainwater
                           Title: Chief Executive Officer


                           SELLERS:

                           WARBURG, PINCUS EQUITY PARTNERS, L.P.
                               466 Lexington Avenue, 10th Floor
                               New York, New York 10017

                           By: Warburg Pincus Partners LLC, its general partner

                           By: Warburg, Pincus & Co., its managing member

                           By: /s/ Timothy J. Curt
                               -------------------------------------------------
                               Name: Timothy J. Curt
                               Title: Partner


                          WP EEX LLC
                               466 Lexington Avenue, 10th Floor New
                               York, New York 10017

                           By: /s/ Timothy J. Curt
                               -------------------------------------------------
                               Name: Timothy J. Curt
                               Title: Partner


                          COSCO INVESTMENTS LP 67 Park Avenue, Suite
                                 530 New York, New York 10016

                          By:  /s/ Cameron O. Suiha
                               -------------------------------------------------
                               Name:  Cameron O. Suiha
                               Title: Pres.

                               /s/ John L. Rainwater
                               -------------------------------------------------
                               JOHN L. RAINWATER
                               5 Vista Verde Way
                               Bakersfield, California 93309


                               /s/ Robert Stupp
                               -------------------------------------------------
                               ROBERT STUPP
                               2503 Twickenham Ct.
                               Bakersfield, California 93311


                               /s/ Christian Woessner
                               -------------------------------------------------
                               CHRISTIAN WOESSNER
                               1119 Meadowlark
                               Sugar Land, Texas 77478


                               BUYER:

                               CARNEROS ACQUISITON CORP.
                               -------------------------
                               1065 West Pier E Street
                               Long Beach, California 90802

                               By: /s/ Darren Katic
                                   ---------------------------------------------
                               Name: Darren Katic
                                    --------------------------------------------
                               Title: President
                                     -------------------------------------------